Exhibit 5.1

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067

June 13, 2014

Pyramid Delaware Merger Subsidiary, Inc.

Pyramid Oil Company

2008 – 21st Street

Bakersfield, California 93302

Re: Registration Statement on Form S-4 - Registration No. 333-195503

Ladies and Gentlemen:

We have acted as counsel to Pyramid Oil Company (“Pyramid California”), a California corporation, Pyramid Delaware Merger Subsidiary, Inc. (“Pyramid Delaware”), a Delaware corporation and a direct wholly owned subsidiary of Pyramid California, and Pyramid Merger Subsidiary, Inc. (“Merger Subsidiary”), a Delaware corporation and a direct wholly owned subsidiary of Pyramid Delaware and an indirect wholly owned subsidiary of Pyramid California, in connection with (1) an Agreement and Plan of Merger and Reorganization dated as of February 6, 2014 (the “Merger Agreement”) among Pyramid California, Pyramid Delaware, Merger Subsidiary, and Yuma Energy, Inc. (“Yuma Energy”), a Delaware corporation, and (2) a Registration Statement on Form S-4, Registration No. 333-195503 (as amended, the “Registration Statement”), which includes a proxy statement/prospectus (the “Proxy Statement/Prospectus”), filed by Pyramid Delaware with the Securities and Exchange Commission (the “Commission”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 71,124,786 shares of the common stock, par value of $0.001 per share, of Pyramid Delaware (the “Shares”) to be issued in connection with the transactions that are contemplated by the Merger Agreement.

Among other things, the Merger Agreement provides for the issuance of the Shares in connection with (1) the merger of Pyramid California into Pyramid Delaware, with Pyramid Delaware to continue as the surviving corporation (the “Reincorporation”), and (2) the merger of Merger Subsidiary into Yuma Energy, with Yuma Energy to continue as the surviving corporation (the “Merger”). As a result of the Reincorporation and the Merger, Yuma Energy will become a direct wholly owned subsidiary of Pyramid Delaware.

This opinion letter is furnished to you at your request and in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion letter, we have examined and relied upon originals or copies of (1) the Merger Agreement, (2) the Registration Statement, (3) Pyramid Delaware’s Certificate of Incorporation in effect as of the date of this opinion letter, (4) Pyramid Delaware’s Amended and Restated Certificate of Incorporation, in the form attached as Annex F to the Proxy Statement/Prospectus, which the Proxy Statement/Prospectus states will become effective immediately prior to the effective time of the Reincorporation, (5) Pyramid Delaware’s Bylaws in effect as of the date of this opinion letter, (6) Pyramid Delaware’s Amended and Restated Bylaws, in the form attached as Annex G to the Proxy Statement/Prospectus, which the Proxy Statement/Prospectus states will become effective immediately prior to the effective time of the Reincorporation, (7) resolutions of Pyramid Delaware’s Board of Directors and sole stockholder pertaining to the Merger Agreement, the Registration Statement, and related matters, and (8) such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have also reviewed such matters of law, and made such other inquiries, as we considered necessary or appropriate as a basis for the opinion expressed below.

The law covered by our opinion expressed below is limited to the General Corporation Law of the State of Delaware (including applicable rules and regulations promulgated under the Delaware General Corporation Law and applicable reported judicial decisions interpreting the Delaware General Corporation Law). We neither express nor imply any opinion with respect to any other laws or the laws of any other jurisdiction.

Pyramid Delaware Merger Subsidiary, Inc.

Pyramid Oil Company

June 13, 2014

With your permission, we have made and relied upon the following assumptions, without any independent investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (1) all corporate records furnished to us by the parties to the Merger Agreement are accurate and complete; (2) the Reincorporation and the Merger will each be effected in accordance with the terms and conditions of the Merger Agreement and as described in the Registration Statement; (3) the stockholders of Pyramid California will approve and adopt the Merger Agreement at the special meeting described in the Proxy Statement/Prospectus; (4) Pyramid Delaware’s Amended and Restated Certificate of Incorporation, in the form attached as Annex F to the Proxy Statement/Prospectus, will become effective immediately prior to the effective time of the Reincorporation by means of a filing duly made by Pyramid Delaware with the Delaware Secretary of State, as described in the Proxy Statement/Prospectus; (5) Pyramid Delaware’s Amended and Restated Bylaws, in the form attached as Annex G to the Proxy Statement/Prospectus, will become effective immediately prior to the effective time of the Reincorporation, as described in the Proxy Statement/Prospectus; (6) all statements as to factual matters, including those concerning the Reincorporation and the Merger, that are set forth in the Merger Agreement and the Registration Statement are accurate and complete and will remain accurate and complete at all times up to and including the effective time of each of the Reincorporation and the Merger; and (7) with respect to documents that we reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic; all documents submitted to us as certified, facsimile, or photostatic copies conform to the originals of such documents, and such original documents are authentic; the signatures on all documents are genuine; and all natural persons who have executed any of such documents have the legal capacity to do so.

We undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth in this opinion letter, whether based on a change in laws, a change in any fact relating to the Reincorporation or the Merger, or any other circumstance. This opinion letter is limited to the opinion and matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinion that is expressly set forth below.

Based upon the foregoing, and subject to the limitations, qualifications, and assumptions that are described in this opinion letter, we are of the opinion that, when the Registration Statement has been declared effective under the Securities Act by order of the Commission and the Shares have been issued in accordance with the terms and conditions of the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid, and non-assessable.

This opinion letter is rendered to you solely in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent. We consent to the filing with the Commission of this opinion letter as Exhibit 5.1 to the Registration Statement and to the references to our firm name under the caption “Legal Matters” in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TroyGould PC

TROYGOULD PC